Exhibit 10.3

11215 Metro Parkway
Fort Myers, Florida 33966
(239)277-6200

March 3, 2015

Todd Vogensen

Dear Todd:

It is with great pleasure that we offer you the details of your appointment to the position of Executive Vice President, Chief Financial Officer, Chico’s FAS, Inc. You will continue to participate in all of the compensation and benefit programs offered to associates. This letter will outline the specific changes to your total compensation package as a result of your change in position.

Title:	Executive Vice President, Chief Financial Officer

Reporting to:	David Dyer

Base Salary:	$475,000 annually

Promotion Date:	February 23, 2015

Management Bonus Plan:
Target of 70% of base salary earned during the performance period, prorated from date of promotion, contingent upon the achievement of corporate financial objectives. The terms of the bonus, including eligibility, payouts and objectives, may be modified from time to time.

Equity Grant:
You will be eligible for an annual grant of stock for FY15 targeted at $800,000 in value delivered in the form of equal parts of Restricted Stock and Performance Share Units (PSUs). The final number of shares delivered is subject to Board approval.  In the future, you will be eligible for annual equity grants as determined by management.

Executive Benefits:	Remain the same

Congratulations on your new role! I wish you continued success at Chico’s FAS.

Sincerely,

/s/ David F. Dyer
David F. Dyer
President & CEO